PROSPECTUS SUPPLEMENT

(To Prospectus dated October 29, 2007)

 $35,000,000

Medis Technologies Ltd.

Common Stock

We have entered into an equity distribution agreement with UBS Securities LLC relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $35,000,000 from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market at market prices, in block transactions, or as otherwise agreed with UBS Securities LLC. We will pay UBS Securities LLC a commission equal to 4% of the first $15 million of gross sales price per share of shares sold through it as agent under the equity distribution agreement and 3% of the gross sales price per share for amounts in excess of $15 million.

Under the terms of the equity distribution agreement, we also may sell shares of our common stock to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Our common stock is quoted on the NASDAQ Global Market under the symbol “MDTL.” The last reported sale price of our common stock on the NASDAQ Global Market on November 20, 2007 was $13.11 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2006 as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank

The date of this prospectus supplement is November 26, 2007

TABLE OF CONTENTS

Prospectus Supplement

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Description of Capital Stock	13
Description of Debt Securities	18
Description of Warrants	27
Description of Units	29
Plan of Distribution	30
Legal Matters	32
Experts	32
Available Information	32
Incorporation of Certain Documents by Reference	32

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not, and UBS Securities LLC has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

All dollar amounts are in U.S. dollars unless otherwise noted.

Unless the context otherwise requires, references in this prospectus supplement to “we”, “us” and “our” refer to Medis Technologies Ltd. and its consolidated subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. These risks and uncertainties include those set forth under ‘‘Risk Factors.’’ The forward-looking statements include, among others, statements about:

•	the development and commercialization schedule for our fuel cell technology and products;
•	the expected cost competitiveness of our fuel cell technology and products;
•	rapid technological change;
•	our intellectual property;
•	the timing and availability of our products;
•	our business strategy; and
•	general economic conditions.

Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, might not occur.

BACKGROUND

Information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning the portable electronic market, our general expectations concerning this industry and this market, and our position within this industry are based on market research, industry publications, other publicly available information and on assumptions made by us based on this information and our knowledge of this industry and this market, which we believe to be reasonable. Although we believe that the market research, industry publications and other publicly available information are reliable, including the sources that we cite in this prospectus supplement and the accompanying prospectus or in the documents we incorporate by reference in his prospectus supplement and the accompanying prospectus, they have not been independently verified by us and, accordingly, we cannot assure you that such information is accurate in all material respects. Our estimates, particularly as they relate to our general expectations concerning the portable electronic market, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement and the accompanying prospectus, and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and related notes, included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

The Company

We design, develop and market innovative liquid fuel cell products principally for the mobile handset and portable consumer electronics markets. Our first commercial product is our ‘‘24/7 Power Pack’’ - a small, inexpensive and disposable power source capable of providing direct power or multiple recharges to many of the most advanced portable electronic devices, such as mobile handsets, smart phones, MP3 players, gaming and other handheld electronic devices. The 24/7 Power Pack is the world’s first commercially offered portable fuel cell solution for the consumer market and represents a significant technological achievement in the advancement of the global fuel cell industry. A fuel cell is an electro-chemical device that through a chemical reaction, converts the chemical energy of a fuel, such as our patented borohydride-based fuel, hydrogen or methanol, into electrical energy.

We are seeking to commercially exploit an improved Cell Carrier which is considered to be the nucleus of the CellScan system. This unique Cell Carrier can accommodate large quantities of cells, each in individual wells, for measuring reactions of living cells while the cells are in a static state for a considerably long period of time. Since our primary focus at present is upon the marketing of our “24/7 Power Pack” product, we have concluded that it would be prudent to commercially exploit the Cell Carrier technology through Cell Kinetics Ltd., a wholly-owned, indirect subsidiary, into which we have transferred our CellScan and Cell Carrier related business, and to seek funding to partially defray the cost of such commercial exploitation by means of a rights offering of the ordinary shares of Cell Kinetics thereby enabling our existing stockholders to acquire a direct ownership interest therein. See “Recent Developments” below.

Recent Developments

We have transferred our CellScan and Cell Carrier related business, including our intellectual property rights relating to the CellScan and its Cell Carrier technology, to Cell Kinetics Ltd. pursuant to an asset purchase agreement dated July 26, 2007 in consideration of Cell Kinetics’ issuance to Medis El Ltd., a wholly-owned subsidiary of our company, of 15,500,000 of Cell Kinetics’ ordinary shares. We have also granted Cell Kinetics a five year right of first refusal upon all further medical diagnostic opportunities that are sourced by, or presented to us. In addition, we have agreed to provide to Cell Kinetics a cash capital contribution of up to $1,500,000 over an 18 month period on an as needed basis commencing on the completion of a rights offering to be made by Cell Kinetics. We have also agreed that, following the completion of this rights offering, we will provide Cell Kinetics with such office and laboratory facilities as Cell Kinetics may reasonably require to further the commercialization of the Cell Carrier and to launch and operate its proposed medical device incubator. We have also agreed to provide Cell Kinetics with administrative and professional services, at cost as a contribution to its capital, for a period of not less than 18 months thereafter, and have committed to provide Cell Kinetics with additional financing to carry-out its operations for at least one year if its other resources are insufficient for such period of time.

General Information

We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. Our website and the information contained on that website, or connected to that site, are not incorporated into this prospectus supplement or the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

The Offering

Issuer	Medis Technologies Ltd.

Shares of common stock offered by us hereby	Shares having an aggregate offering price of up to $35,000,000

Use of Proceeds
We expect to use the net proceeds from the sale of the securities that we may offer under this prospectus supplement and the accompanying prospectus for working capital and general corporate purposes, including to meet current and future commitments.

Nasdaq Global Market Symbol	MDTL

Risk Factors
You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

RISK FACTORS

Investing in our securities involves risks. Before investing in our securities, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the year ended December 31, 2006, as such risks may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, as well as the other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business, prospects, results of operations and financial condition could be materially harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

We have incurred losses and anticipate continued losses and negative cash flow.

We have generated net losses since inception and expect to continue to incur net losses and generate negative cash flow until we can produce sufficient revenues to cover our costs through the production and sale of our 24/7 Power Packs and other anticipated fuel cell products.

We incurred net losses of approximately $18,550,000 for the fiscal year ended December 31, 2005, approximately $33,047,000 for the fiscal year ended December 31, 2006 and approximately $25,757,000 for the nine months ended September 30, 2007. Our fully automated production line is in place in Celestica’s facilities in Galway, Ireland and we are in the process of validating and qualifying that line for high volume production, and, upon completion of such qualification, we plan to begin ramping up towards such line’s full capacity. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2007, we had an accumulated deficit of approximately $205,621,000. We may continue to generate net losses for the foreseeable future and cannot predict when we will achieve profitability, if ever.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

Although we have developed our business plans based on there being a large consumer demand for our 24/7 Power Pack and future generations of our fuel cell products, as well as military demand, a commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•
the level to which the capabilities of our 24/7 Power Pack, and any other of our fuel cell products, have advanced in performance, shelf-life, stand-by time, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products, other chemicals used for powering our fuel cell products and plastics and nickel used in the products;

•	regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general or regulations regarding recycling;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products. These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output for our 24/7 Power Pack, useful life and reliability or if our production cannot be achieved in time or the costs exceed our expectations, our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

We can give no assurance that our commercialization schedule will be met as we further develop our fuel cell products, or any of our other technologies or products.

We may be unsuccessful in developing additional fuel cell products or future generations of our 24/7 Power Pack or any of our other technologies.

In tandem with the commercialization of our first product - our 24/7 Power Pack - we are developing other fuel cell products as well as future generations of our 24/7 Power Pack, including refuelable Power Pack products and specialized products for military use. Developing any technology into a marketable product that a consumer will desire to purchase is a risky, time consuming and expensive process. We may encounter setbacks or discrepancies requiring time consuming and costly redesigns and changes. There also is the possibility of outright failure. Furthermore, we contemplate moving forward with the development of certain of our fuel cell technologies only if we are able to find strategic investors or other joint venture partners. Additionally, we continue to seek to improve our 24/7 Power Pack and our fuel cell technologies in general, particularly in the areas of energy capacity, power density, operating time, shelf life, working life and flexibility of use, as well as the temperature conditions under which they can operate. We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system. We can give no assurance that we will be successful in improving our technologies or reducing costs. Generally, we can give no assurance as to when or whether we will successfully develop any of our other planned fuel cell products or any of our other technologies into commercially viable products.

We have no experience manufacturing our products on a large scale commercial basis.

To date, we have manufactured a limited number of our fuel cell products on our semi-automated production line at our facility in Israel. Our fully automated production line is in place in Celestica’s facilities in Galway, Ireland and we are in the process of validating and qualifying that line for high volume production, and, upon completion of such qualification, we plan to begin ramping up towards such line’s full capacity. However, we have no experience in the final stages of manufacturing our fuel cell products on a high-volume commercial basis. We can offer no assurance that either we, our contract manufacturer or any other party we engage to build a fully automated line production for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturer are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities or to timely meet such requirements could cause us to lose customers and could have a material adverse effect on our business and financial results. Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver them to our proposed contract manufacturer to be part of the final product. Although we have established electrode and fuel production operations at our facility in Israel, we have not demonstrated that we are capable of producing any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

Customers will be unlikely to buy our fuel cell products or our other products unless we can demonstrate that they can be produced for sale to customers and users at attractive prices.

The price of our fuel cell products and our other technologies and products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

We have developed an estimated pricing structure for our Cell Carriers, another product we are seeking to commercialize, that we believe would be commercially acceptable. However, we can give no assurance that potential Cell Carriers customers would respond affirmatively to our pricing structure.

We will be unable to market or sell our fuel cell products or cell carrier products if we are unsuccessful in entering into sales agreements, arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own broad based marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or cell carrier products is wholly dependent on our entry into manufacturing, sales or distributing arrangements, sales agreements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us. Failure to enter into such arrangements with regard to our products could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

We depend on relationships with strategic partners, and many of the terms of these relationships are not certain.

We have entered into agreements with strategic partners for the distribution of our 24/7 Power Pack. The terms and conditions of many of these agreements allow for immediate termination, in part or in whole, by the partners in their discretion, or only provide for a commitment on the part of the partners upon the happening of certain milestone events. We can give no assurance that we will meet any of these milestones. Our inability to meet any of the aforementioned milestones, or the termination of any of these agreements by the strategic partner, could adversely affect our ability to distribute our 24/7 Power Pack to the marketplace and, therefore, our business, prospects, results of operations and financial condition.

We have entered into cooperative agreements with certain mobile operators for market testing and introduction of our 24/7 Power Pack. We are now in the process of providing some of these mobile operators, as well as others, with 24/7 Power Packs for evaluation and testing. We believe these relationships with mobile operators are important to the continued development and commercialization of our 24/7 Power Packs and other future fuel cell products. Generally, these agreements and relationships are subject to the risk of termination at the discretion of the mobile operator. Further, the mobile operators are under no obligation to purchase any of our products. Termination of these agreements and relationships, or our failure to capitalize on them by selling our products to the mobile operators, could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition. In addition, such mobile operators are not obligated to work exclusively with us in the area of fuel cell or battery technologies and may therefore enter into similar cooperation agreements, and work with and purchase products from our competitors. Such competition would have a material adverse effect on our position in the industry and our financial results.

We are and will continue to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing or strategic alliance partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we will rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our 24/7 Power Pack product. A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could negatively impact our ability to manufacture our fuel cell products on a timely basis or meet our cost targets or commercialization schedule. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for any future fuel cell products. Any shortages in the supply of platinum could raise our cost of producing our fuel cell products beyond our targeted cost, thus lowering our profit margins or adversely affecting our ability to produce fuel cell products at a price consumers would be willing to pay.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well publicized actual or perceived problem could adversely affect the market’s perception of our products, resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our business depends on our intellectual property. We may not be successful in protecting our intellectual property, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market our fuel cells or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our material intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We currently face and will continue to face significant competition.

We expect our fuel cell products to compete against other fuel cell developers as well as against other advanced battery technologies and battery chargers. Our primary direct competitors are companies developing small fuel cells for the portable electronics market. Motorola, with technology licensed from the Los Alamos National Laboratory in New Mexico, has been developing a direct methanol fuel cell for mobile phones and now is developing a fuel cell using a reformer. Mechanical Technology Inc., which is working with a number of scientists formerly with the Los Alamos National Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells, and has announced that it is working with Samsung Electronics Co., Ltd. to develop next-generation fuel cell prototypes for Samsung’s mobile phone business. Lawrence Livermore National Laboratory has also announced that it is developing small fuel cells for portable electronic devices. Other companies that have announced that they are developing fuel cells for portable electronic devices are NTT DoCoMo, Inc. (which has teamed with Aquafairy Co. to jointly develop micro fuel cells for certain 3G handsets), PolyFuel, Inc. (which has announced that it has developed a new membrane that is superior to others), Neah Powers Systems, Inc. and Smart Fuel Cell GmbH. Furthermore, a large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses, and many more are entering the markets in which we compete. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We believe other large cell phone and portable electronic device companies are also developing fuel cells for the portable electronics market. Some of such companies providing public information about their fuel cell development programs include Toshiba Corporation, NEC Corporation, Hitachi, Ltd., Casio Computer Co. Ltd., Samsung Electronics Co. Ltd. and Sony Corporation. Toshiba, Hitachi and other Japanese companies have announced their intention to unify the technical standards for micro fuel cells powered by methanol they are each developing, in the hope of boosting the market for such fuel cells. We believe that there are other companies that we may not know of that are developing fuel cells for portable electronic devices.

In addition, there are other fuel cell companies focusing on different markets than the portable electronic device market that we are initially targeting. These companies, including Plug Power Inc., Avista Systems Inc. and

Fuel Cell Energy Inc., are not primarily targeting the portable electronics market, although at any time these companies could introduce new products in the portable electronic device market. Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced that it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, including alkaline batteries, lithium battery packages and zinc-air batteries offered as chargers for cell phones, PDAs and other portable electronic devices that target many of the same markets we intend to target with our 24/7 Power Pack. Recently, Energizer has begun marketing a product called “Energi-to Go” which uses double A lithium batteries and charges a number of portable devices. Duracell has also announced that it is entering that market with a product. These companies have huge advantages of brand recognition, advertising capability and allocation of retail shelf space. Although we believe that our 24/7 Power Pack has advantages over these battery chargers, there is no assurance that we can compete against them successfully.

We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both rechargeable and non-rechargeable). Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies. Chip manufacturers are continuing efforts to develop chips for portable devices that work more efficiently and require less power.

Recently, fuel cell companies working with methanol as the fuel have announced that they have made progress in the ability to transport those fuel cells on airplanes when contained inside a portable device. We have not participated in that program since our fuel does not contain methanol. It is our position that since our fuel is not hazardous because it is non-flammable and non-toxic that it conforms with regulations for use on an aircraft, although we can give no assurance in that regard.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

We may need additional funding in order to complete the commercialization of our 24/7 Power Pack, to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied principally on the sale of our securities to fund our research and development activities and operations. Unless we are able to successfully develop and market our 24/7 Power Pack or any of our other technologies and products, we believe this dependence will continue. We may need additional funding in order to complete the commercialization of our 24/7 Power Pack, to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not achieve our current commercialization targets, or if we determine to expend funds on advertising our 24/7 Power Pack or other products. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

Our business depends on key members of our management. If we were to lose our senior technical talent or members of senior management, our business could be adversely affected.

The success of our fuel cell program depends to a significant extent upon Gennadi Finkelshtain, our Chief Technical Officer - New Energies, and the other scientists, engineers and technicians on our staff. Our success further depends on our highly skilled and experienced management, including Robert K. Lifton, our Chairman and Chief Executive Officer, and Howard Weingrow, our Deputy Chairman and Chief Operating Officer, and the other officers and employees that seek out, recognize and develop our technologies. The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we may not be able to continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At September 30, 2007, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be identified. We continue to amortize the remaining unamortized balance of our intangible assets of $100,000 as of September 30, 2007, with a remaining weighted average useful life of approximately six months.

We may be affected by environmental and other governmental regulations.

Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not be in compliance with any such future changes in laws and regulations, which could require us to make significant unanticipated capital and operating expenditures. If we fail to comply with any such changes, we may be subject to fines and penalties or we may have existing permits revoked or not subject to renewal. Furthermore, private parties in such circumstances could seek damages from us. Under any of those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action or pay substantial damage claims.

As we begin to commercialize our 24/7 Power Pack, we expect to be subject to an increasing number of environmental regulations in Israel, Ireland and other jurisdictions where we develop, produce and assemble our products. Some of these regulations may require us to apply for and obtain permits prior to any such development, production or assembly, of which we can give no assurance we can obtain at minimal cost or at all. In addition, it is possible that industry specific laws and regulations will be adopted in any of these or other jurisdictions covering matters relating to our fuel cell products or our other products, such as limitations on transporting fuel cells on airplanes. Such laws or regulations could limit the growth of our products or increase our commercialization, manufacturing or distribution costs and, therefore, the price of our products so affected. Accordingly, compliance with existing or future laws and regulations as we begin our commercialization efforts could have a material adverse effect on our business, prospects, results of operations and financial condition.

We could be liable for damages resulting from the storage and use of large quantities of chemicals during the manufacturing process of our fuel cell products.

The storage and use of large quantities of chemicals used as components of our fuel cells could expose us to the risk that such chemicals may escape into the environment, resulting in damage to natural resources or property, or injury or loss of life. Depending on the nature of the claim, our current insurance policies may not adequately, if at all, reimburse us for costs incurred to litigate or settle any such claims.

Our results of operations could be negatively affected by potential fluctuations in foreign currency exchange rates.

A portion of our costs and expenses are denominated in foreign currencies. The principal foreign currencies applicable to our business are the New Israeli Shekel, the Euro and the Swiss Franc. As a result, we have exposure to foreign currency exchange fluctuations. Recently, the U.S. dollar has been volatile relative to foreign currencies. Continued foreign currency fluctuations could significantly harm our cash flow and results of operations, as well as our ability to achieve and maintain profitability as we continue to grow our business.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our 24/7 Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, conflicts with Iran, or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We do not expect to pay dividends to holders of our common stock.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends on our common stock in the foreseeable future. We are required under the Certificate of Designation relating to our Series A preferred stock to accumulate dividends to holders of our Series A preferred stock at a rate initially equivalent to $725 per share annually. No dividends may be paid upon our common stock unless all accumulated and unpaid dividends have been paid on the Series A preferred stock. Other than the payment of dividends on our Series A preferred stock, our board presently intends to retain all earnings, if any, for use in our business operations.

The issuance of our common stock upon a fundamental change of our Series A preferred stock would have a dilutive effect on the then holders of our common stock.

Upon the occurrence of a fundamental change (as defined in the certificate of designation of our Series A preferred stock) holders of our Series A preferred stock will have the right to require us to purchase all of their respective shares of our Series A preferred stock. We will have the option to pay for those shares either in cash or in our common stock valued at a discount of 5% from the market price of our common stock. The issuance of our common stock at a discount to the market price of our common stock would have a dilutive effect on the then holders of our common stock.

The right of holders to cause us to repurchase shares of our Series A preferred stock upon a fundamental change may be subject to our obligation to repay or repurchase any future indebtedness, such as credit facilities or debt securities, in connection with a fundamental change.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of common stock issued upon exercise of options or warrants or conversion of the Series A preferred stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline, which may negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock or our Series A preferred stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume limitations in response to market and other factors. As the price of our common stock on The Nasdaq Global Market constantly changes, it is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our common stock.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities that we may offer under this prospectus supplement and the accompanying prospectus for working capital and general corporate purposes, including to meet current and future commitments. Pending application of the net proceeds for the specified purposes, we expect to invest the proceeds in interest-bearing accounts and short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock has traded under the symbol “MDTL” on The Nasdaq Global Market since October 3, 2000. The following table sets forth the high and low closing sale prices for our common stock for the fiscal periods indicated as reported by The Nasdaq Global Market during the indicated quarters.

	Common Stock Price
	High	Low
Year Ended December 31, 2005
First Quarter	$20.31	$12.07
Second Quarter	$17.40	$12.35
Third Quarter	$18.71	$14.93
Fourth Quarter	$19.18	$13.00
Year Ended December 31, 2006
First Quarter	$24.33	$15.14
Second Quarter	$35.71	$18.52
Third Quarter	$24.88	$18.60
Fourth Quarter	$30.49	$17.39
Year Ending December 31, 2007
First Quarter	$18.52	$12.89
Second Quarter	$20.32	$11.80
Third Quarter	$14.97	$9.60
Fourth Quarter (through November 16, 2007)	$14.75	$11.82

On November 20, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $13.11 per share. As of November 20, 2007, there were approximately 418 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend on various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

DILUTION

Our net tangible book value as of September 30, 2007 was approximately $28,547,000, or approximately $0.81 per share of common stock. Net tangible book value per share of common stock is calculated by subtracting our total liabilities and the book value of our Series A Cumulative Convertible Perpetual Preferred Stock from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale of our common stock in the aggregate amount of $35 million offered at an assumed price to public of $13.11 per share, the last reported sale price of our common stock on the NASDAQ Global Market on November 20, 2007, and after deducting the estimated commissions and offering expenses payable by us, our net tangible book value as of September 30, 2007 would have been approximately $62,047,000, or approximately $1.64 per share of common stock. This represents an immediate increase in the net tangible book value of $0.83 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $11.47 per share to new investors. The following table illustrates this per share dilution:

Assumed price to public per share		$13.11
Net tangible book value per share as of September 30, 2007	$0.81
Increase in net tangible book value per share attributable to new investors	0.83
As adjusted net tangible book value per share after this offering		1.64
Dilution per share to new investors		$11.47

The table above assumes for illustrative purposes that all of our common stock offered hereby in the aggregate amount of $35 million is sold at a price of $13.11 per share, the last reported sale price of our common stock on the NASDAQ Global Market on November 20, 2007. The shares, if any, sold in this offering will be sold from time to time at various prices that will depend largely on the market price of our common stock at the time of the sale. An increase (or decrease) of $1.00 per share in the price at which the shares are sold from the assumed offering price of $13.11 per share shown in the table above, assuming all of our common stock in the aggregate amount of $35 million is sold at that price, would increase (or decrease) our adjusted net tangible book value per share after the offering by $0.01 per share and the dilution in net tangible book value per share to new investors in this offering by $0.99 per share, after deducting the estimated commissions of UBS Securities LLC and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

 As of September 30, 2007, there were 2,166,000 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $16.23 per share and 65,000 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $14.17 per share. To the extent that any of these outstanding options and warrants are exercised, there may be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with UBS Securities LLC under which we may offer and sell shares of our common stock having an aggregate offering price of up to $35,000,000 from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market at market prices, block transactions and such other transactions as agreed upon by us and UBS Securities LLC. As agent, UBS Securities LLC will not engage in any transactions that stabilize our common stock.

UBS Securities LLC, as agent, will use its reasonable efforts to solicit offers to purchase the shares of common stock on a daily basis or as otherwise agreed upon by us and UBS Securities LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Securities LLC on a daily basis or otherwise as we and UBS Securities LLC agree. Subject to the terms and conditions of the equity distribution agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Securities LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Securities LLC may suspend the offering of shares of common stock by notifying the other.

We will pay UBS Securities LLC a commission equal to 4% of the first $15 million of gross sales price per share of shares sold through it as agent under the equity distribution agreement and 3% of the gross sales price per share for amounts in excess of $15 million. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell shares to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common stock on our behalf, UBS Securities LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to UBS Securities LLC may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to UBS Securities LLC against certain civil liabilities, including liabilities under the Securities Act. UBS Securities LLC may engage in transactions with, or perform other services for, us in the ordinary course of business.

If UBS Securities LLC or we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of common stock under the equity distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of UBS Securities LLC and our company.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement by either UBS Securities LLC or us.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock hereby will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for UBS Securities LLC by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 appearing in Medis Technologies Ltd.’s annual report on Form 10-K for the year ended December 31, 2006, and Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the following documents listed below and any filings made on or after the date hereof with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and other information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act), until the underwriter sells all of the common stock offered hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007;

•	our Current Report on Form 8-K filed with the SEC on January 8, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 21, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 13, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 25, 2007;

•	our Current Report on Form 8-K filed with the SEC on May 8, 2007;

•	our Current Report on Form 8-K filed with the SEC on June 7, 2007;

•	our Current Report on Form 8-K filed with the SEC on June 19, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 2, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 14, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 20, 2007;

•	our Current Report on Form 8-K filed with the SEC on October 9 , 2007;

•	our Current Report on Form 8-K filed with the SEC on October 16, 2007;

•	our Current Report on Form 8-K filed with the SEC on November 14, 2007;

•	our Current Report on Form 8-K filed with the SEC on November 19, 2007;

•	the definitive proxy statement relating to our 2007 Annual Meeting of Stockholders filed with the SEC on April 30, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Medis Technologies Ltd.

805 Third Avenue

New York, New York 10022

Attention:  Howard Weingrow

(212) 935-8484

Prospectus

MEDIS TECHNOLOGIES LTD.

$ 35,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS

_______________________

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, debt securities or units (and the securities issued upon exercise, conversion or exchange of those securities, if any) having an aggregate initial offering price not exceeding $35,000,000.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.  This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on The Nasdaq Global Market under the symbol “MDTL.” The last reported sale price of our common stock on October 29, 2007 was $14.63 per share.

This investment involves risks.  You should refer to the discussion of risk factors, beginning on page 2 of this prospectus.

We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers.  For additional information on the methods of sale, you should refer to the Section entitled “Plan of Distribution” in this prospectus.  If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2007

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	2
FORWARD LOOKING STATEMENTS	11
FINANCIAL RATIOS	12
USE OF PROCEEDS	12
DILUTION	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF WARRANTS	27
DESCRIPTION OF UNITS	29
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	32
EXPERTS	32
AVAILABLE INFORMATION	32
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	32

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process.  Under this shelf registration process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to an aggregate initial offering price of $35,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell any securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.  You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus entitled “Available Information” and “Incorporation of Certain Documents by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

i

SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our securities.  For a more complete understanding of our company, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

We design, develop and market innovative liquid fuel cell products principally for the mobile handset and portable consumer electronics markets.  Our first commercial product is our ‘‘24/7 Power Pack’’ - a small, inexpensive and disposable power source capable of providing direct power or multiple recharges to many of the most advanced portable electronic devices, such as mobile handsets, smart phones, MP3 players, gaming and other handheld electronic devices.  The 24/7 Power Pack is the world’s first commercially offered portable fuel cell solution for the consumer market and represents a significant technological achievement in the advancement of the global fuel cell industry.  A fuel cell is an electro-chemical device that through a chemical reaction, converts the chemical energy of a fuel, such as our patented borohydride based fuel, hydrogen or methanol, into electrical energy.

We are seeking to commercially exploit an improved Cell Carrier which is considered to be the nucleus of the CellScan system.  This unique cell carrier can accommodate large quantities of cells, each in individual wells, for measuring reactions of living cells while the cells are in a static state for a considerably long period of time.  Since our primary focus at present is upon the marketing of our “24/7 Power Pack” product, we have concluded that it would be prudent to commercially exploit CellScan’s Cell Carrier technology through Cell Kinetics Ltd., a wholly-owned, indirect subsidiary, into which we have transferred our CellScan and Cell Carrier related business, and to seek funding to partially defray the cost of such commercial exploitation by means of a rights offering of the ordinary shares of Cell Kinetics thereby enabling our existing stockholders to acquire a direct ownership interest therein.  See “Recent Developments” below.

We are a Delaware corporation organized in April 1992.  Our executive offices are located at 805 Third Avenue, New York, New York 10022.  Our telephone number is (212) 935-8484.  Our website is located at www.medistechnologies.com.  The information on our website is not part of this prospectus.

Recent Developments

We have transferred our CellScan and Cell Carrier related business, including our intellectual property rights relating to the CellScan and its Cell Carrier technology, to Cell Kinetics Ltd. pursuant to an asset purchase agreement dated July 26, 2007 in consideration of Cell Kinetics’ issuance to Medis El Ltd., a wholly-owned subsidiary of our company, of 15,500,000 of Cell Kinetics’ ordinary shares.  We have also granted Cell Kinetics a five year right of first refusal upon all further medical diagnostic opportunities that are sourced by, or presented to us.  In addition, we have agreed to provide to Cell Kinetics a cash capital contribution of $1,500,000 over an 18 month period on an as needed basis commencing on the completion of a rights offering to be made by Cell Kinetics.  We have also agreed that, following the completion of this rights offering, we will provide Cell Kinetics with such office and laboratory facilities as Cell Kinetics may reasonably require to further the commercialization of the Cell Carrier and to launch and operate its proposed medical device incubator and will provide it with administrative and professional services, at cost as a contribution to its capital, for a period of not less than 18 months thereafter.  We have also committed to provide Cell Kinetics with additional financing to carry-out our operations for at least one year, if its other resources are insufficient for such period of time.

As of July 27, 2007, we entered into a service agreement with Medis El and Cell Kinetics pursuant to which we and Medis El will provide Cell Kinetics with administrative services, equipment usage and facilities for a period of 18 months from the completion of the rights offering.  This agreement provides that we and Medis El will charge Cell Kinetics for such services at their cost, as a contribution to Cell Kinetics’ capital.

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase any of our securities offered in this prospectus or any prospectus supplement to this prospectus.

Each applicable prospectus supplement will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the applicable prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

We have incurred losses and anticipate continued losses and negative cash flow.

We have generated net losses since inception and expect to continue to incur net losses and generate negative cash flow until we can produce sufficient revenues to cover our costs through the production and sale of our 24/7 Power Packs and other anticipated fuel cell products.

We incurred net losses of approximately $18,550,000 for the fiscal year ended December 31, 2005, approximately $33,047,000 for the fiscal year ended December 31, 2006 and approximately $19,118,000 for the six months ended June 30, 2007.  Our fully automated production line is in place in our contract manufacturer’s facilities in Galway, Ireland.  We have begun the process of qualifying that line for high volume production, and, upon completion of such qualification, we plan to begin ramping up towards such line’s full capacity of 1.5 million units per month.  Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations.  Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis.  As of June 30, 2007, we had an accumulated deficit of approximately $195,896,000.  We may continue to generate net losses for the foreseeable future and cannot predict when we will achieve profitability, if ever.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

Although we have developed our business plans based on there being a large consumer demand for our 24/7 Power Pack and future generations of our fuel cell products, as well as military demand, a commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate.  Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them.  The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•
the level to which the capabilities of our 24/7 Power Pack, and any other of our fuel cell products, have advanced in performance, shelf-life, stand-by time, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products and, plastics and nickel used in the product;

•	regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general or regulations regarding recycling;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products.  These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals.  If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output for our 24/7 Power Pack, useful life and reliability or if our production cannot be achieved in time or the costs exceed our expectations, our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration.  Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

We can give no assurance that our commercialization schedule will be met as we further develop our fuel cell products, or any of our other technologies or products.

We may be unsuccessful in developing additional fuel cell products or future generations of our 24/7 Power Pack or any of our other technologies.

In tandem with the commercialization of our first product - our 24/7 Power Pack - we are developing other fuel cell products as well as future generations of our 24/7 Power Pack, including refuelable Power Pack products and specialized products for military use.  Developing any technology into a marketable product that a consumer will desire to purchase is a risky, time consuming and expensive process.  We may encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes.  There also is the possibility of outright failure.  Furthermore, we contemplate moving forward with the development of certain of our fuel cell technologies only if we are able to find strategic investors or other joint venture partners.  Additionally, we continue to seek to improve our 24/7 Power Pack and our fuel cell technologies in general, particularly in the areas of energy capacity, power density, operating time, shelf life, working life and flexibility of use, as well as the temperature conditions under which they can operate.  We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system.  We can give no assurance that we will be successful in improving our technologies or reducing costs.  Generally, we can give no assurance as to when or whether we will successfully develop any of our other planned fuel cell products or any of our other technologies into commercially viable products.

We have no experience manufacturing our products on a large scale commercial basis.

To date, we have manufactured a limited number of our fuel cell products on our semi-automated production line at our facility in Israel.  Our fully automated production is in place in our contract manufacturer’s facilities in Galway, Ireland.  We have begun the process of qualifying that line for high volume production, and, upon completion of such qualification, we plan to begin ramping up towards such line’s full capacity of 1.5 million units per month.  However, we have no experience in the final stages of manufacturing our fuel cell products on a high-volume commercial basis.  We can offer no assurance that either we, our contract manufacturer or any other party we engage to build a fully automated line production for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products.  Even if we or our contract manufacturer are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers.  A failure to develop such manufacturing processes and capabilities or timely meet such requirements could cause us to lose customers and could have a material adverse effect on our business and financial results.

Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver them to our proposed contract manufacturer to be part of the final product.  Although we have established electrode and fuel production operations at our facility in Israel, we have not demonstrated that we are capable of producing any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

Customers will be unlikely to buy our fuel cell products or our other products unless we can demonstrate that they can be produced for sale to customers and users at attractive prices.

The price of our fuel cell products and our other technologies and products is dependent largely on material and other manufacturing costs.  We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.  Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

We have developed an estimated pricing structure for our Cell Carriers, another product we are seeking to commercialize, that we believe would be commercially acceptable.  However, we can give no assurance that potential Cell Carriers customers would respond affirmatively to our pricing structure.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into sales agreements, arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own broad based marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, sales agreements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities.  Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.  Failure to enter into such arrangements with regard to our products could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

We depend on relationships with strategic partners, and many of the terms of these relationships are not certain.

We have entered into agreements with strategic partners for the distribution of our 24/7 Power Pack.  The terms and conditions of many of these agreements allow for immediate termination, in part or in whole, by the partners in their discretion, or only provide for a commitment on the part of the partners upon the happening of certain milestone events.  We can give no assurance that we will meet any of these milestones.  Our inability to meet any of the aforementioned milestones, or the termination of any of these agreements by the strategic partner, could adversely affect our ability to distribute our 24/7 Power Pack to the marketplace and, therefore, our business, prospects, results of operations and financial condition.

We have entered into cooperative agreements with certain mobile operators for market testing and introduction of our 24/7 Power Pack.  We are now in the process of providing some of these mobile operators, as well as others, with 24/7 Power Packs for evaluation and testing.  We believe these relationships with mobile operators are important to the continued development and commercialization of our 24/7 Power Packs and other future fuel cell products.  Generally, these agreements and relationships are subject to the risk of termination at the discretion of the mobile operator.  Further, the mobile operators are under no obligation to purchase any of our products.  Termination of these agreements and relationships, or our failure to capitalize on them by selling our products to the mobile operators, could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.  In addition, such mobile operators are not obligated to work exclusively with us in the area of fuel cell or battery technologies and may therefore enter into similar cooperation agreements, and work with and purchase products from our competitors.  Such competition would have a material adverse effect on our position in the industry and our financial results.

We are and will continue to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we will rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our 24/7 Power Pack product.  A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could negatively impact our ability to manufacture our fuel cell products on a timely basis or meet our cost targets or commercialization schedule.  We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for any future fuel cell products.  Any shortages in the supply of platinum could raise our cost of producing our fuel cell products beyond our targeted cost, thus lowering our profit margins or adversely affecting our ability to produce fuel cell products at a price consumers would be willing to pay.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products.  We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success.  Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products.  Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly.  Many of these potential problems and delays are beyond our control.  In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products.  Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.  In addition, a well publicized actual or perceived problem could adversely affect the market’s perception of our products, resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our business depends on our intellectual property.  We may not be successful in protecting our intellectual property, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success.  We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights.  We own, directly or indirectly through subsidiaries, patents for certain technologies and are currently applying for additional patents.  We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient.  If we successfully develop and market our fuel cells or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property.  Moreover, intellectual property rights are not protected in certain parts of the world.  We intend to vigorously defend our material intellectual property against any challenges that may arise.  However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We currently face and will continue to face significant competition.

We expect our fuel cell products to compete against other fuel cell developers as well as against other advanced battery technologies and battery chargers.  Our primary direct competitors are companies developing small fuel cells for the portable electronics market.  Motorola, with technology licensed from the Los Alamos National Laboratory in New Mexico, has been developing a direct methanol fuel cell for mobile phones and now is developing a fuel cell using a reformer.  Mechanical Technology Inc., which is working with a number of scientists formerly with the Los Alamos National Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells, and has announced that it is working with Samsung Electronics Co., Ltd.  to develop next-generation fuel cell prototypes for Samsung’s mobile phone business.  Lawrence Livermore National Laboratory has also announced that it is developing small fuel cells for portable electronic devices.  Other companies that have announced that they are developing fuel cells for portable electronic devices are NTT DoCoMo, Inc. (which has teamed with Aquafairy Co. to jointly develop micro fuel cells for certain 3G handsets), PolyFuel, Inc.  (which has announced that it has developed a new membrane that is superior to others), Neah Powers Systems, Inc.  and Smart Fuel Cell GmbH.  Furthermore, a large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses, and many more are entering the markets in which we compete.  Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We believe other large cell phone and portable electronic device companies are also developing fuel cells for the portable electronics market.  Some of such companies providing public information about their fuel cell development programs include Toshiba Corporation, NEC Corporation, Hitachi, Ltd., Casio Computer Co. Ltd., Samsung Electronics Co. Ltd. and Sony Corporation.  Toshiba, Hitachi and other Japanese companies have announced their intention to unify the technical standards for micro fuel cells powered by methanol they are each developing, in the hope of boosting the market for such fuel cells.  We believe that there are other companies that we may not know of that are developing fuel cells for portable electronic devices.

In addition, there are other fuel cell companies focusing on different markets than the portable electronic device market that we are initially targeting.  These companies, including Plug Power Inc., Avista Systems Inc.  and Fuel Cell Energy Inc., are not primarily targeting the portable electronics market, although at any time these companies could introduce new products in the portable electronic device market.  Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced that it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, including alkaline batteries, lithium battery packages and zinc-air batteries offered as chargers for cell phones, PDAs and other portable electronic devices that target many of the same markets we intend to target with our 24/7 Power Pack.  Recently, Energizer has begun marketing a product called “Energi-to Go” which uses double A lithium batteries and charges a number of portable devices.  Duracell has also announced that it is entering that market with a product.  These companies have huge advantages of brand recognition, advertising capability and allocation of retail shelf space.  Although we believe that our 24/7 Power Pack has advantages over these battery chargers, there is no assurance that we can compete against them successfully.

We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both rechargeable and non-rechargeable).  Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies.  Chip manufactures are continuing efforts to develop chips for portable devices that work more efficiently and require less power.

Recently, fuel cell companies working with methanol as the fuel have announced that they have made progress in the ability to transport those fuel cells on airplanes when contained inside a portable device.  We have not participated in that program since our fuel does not contain methanol.  It is our position that since our fuel is not hazardous because it is non-flammable and non-toxic that it conforms with regulations for use on an aircraft, although we can give no assurance in that regard.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase.  Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources.  There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future.  There can be no assurance that we will be successful in such a competitive environment.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations.  We have relied principally on the sale of our securities to fund our research and development activities and operations.  Unless we are able to successfully develop and market our 24/7 Power Pack or any of our other technologies and products, we believe this dependence will continue.  We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.  In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not achieve our current commercialization targets, or if we determine to expend funds on advertising our 24/7 Power Pack or other products.  We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available.  Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts.  Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds.  In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

Our business depends on key members of our management.  If we were to lose our senior technical talent or members of senior management, our business could be adversely affected.

The success of our fuel cell program depends to a significant extent upon Gennadi Finkelshtain, our Chief Technical Officer - New Energies, and the other scientists, engineers and technicians on our staff.  Our success further depends on our highly skilled and experienced management, including Robert K. Lifton, our Chairman and Chief Executive Officer, and Howard

Weingrow, our Deputy Chairman and Chief Operating Officer, and the other officers and employees that seek out, recognize and develop our technologies.  The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs.  Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products.  We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain.  Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we may not be able to continue to attract and retain the qualified personnel needed for our business.  The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At June 30, 2007, our consolidated balance sheet showed approximately $58,205,000 of goodwill.  Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be identified.  We continue to amortize the remaining unamortized balance of our intangible assets of $152,000 as of June 30, 2007, with a remaining weighted average useful life of approximately nine months.

We may be affected by environmental and other governmental regulations.

Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety.  These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future.  Our operations may not be in compliance with any such future changes in laws and regulations, which could require us to make significant unanticipated capital and operating expenditures.  If we fail to comply with any such changes, we may be subject to fines and penalties or we may have existing permits revoked or not subject to renewal.  Furthermore, private parties in such circumstances could seek damages from us.  Under any of those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action or pay substantial damage claims.

As we begin to commercialize our 24/7 Power Pack, we expect to be subject to an increasing number of environmental regulations in Israel, Ireland and other jurisdictions where we develop, produce and assemble our products.  Some of these regulations may require us to apply for and obtain permits prior to any such development, production or assembly, of which we can give no assurance we can obtain at minimal cost or at all.  In addition, it is possible that industry specific laws and regulations will be adopted in any of these or other jurisdictions covering matters relating to our fuel cell products or our other products, such as limitations on transporting fuel cells on airplanes.  Such laws or regulations could limit the growth of our products or increase our commercialization, manufacturing or distribution costs and, therefore, the price of our products so affected.  Accordingly, compliance with existing or future laws and regulations as we begin our commercialization efforts could have a material adverse effect on our business, prospects, results of operations and financial condition.

We could be liable for damages resulting from the storage and use of large quantities of chemicals during the manufacturing process of our fuel cell products.

The storage and use of large quantities of chemicals used as components of our fuel cells could expose us to the risk that such chemicals may escape into the environment, resulting in damage to natural resources or property, or injury or loss of life.  Depending on the nature of the claim, our current insurance policies may not adequately, if at all, reimburse us for costs incurred to litigate or settle any such claims.

Our results of operations could be negatively affected by potential fluctuations in foreign currency exchange rates.

A portion of our costs and expenses are denominated in foreign currencies.  The principal foreign currencies applicable to our business are the New Israeli Shekel, the Euro and the Swiss Franc.  As a result, we have exposure to foreign currency exchange fluctuations.  Recently, the U.S. dollar has been volatile relative to foreign currencies.  Continued foreign currency fluctuations could significantly harm our cash flow and results of operations, as well as our ability to achieve and maintain profitability as we continue to grow our business.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our 24/7 Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel.  We are, therefore, directly affected by the political, economic and military conditions in Israel.  Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, conflicts with Iran, or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors.  Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships.  In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances.  Some of our employees are currently obligated to perform annual reserve duty.  We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S.  dollar.  Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States.  This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action.  We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel.  However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel.  The judgment debtor may also pay in dollars.  Judgment creditors must bear the risk of unfavorable exchange rates.

We do not expect to pay dividends to holders of our common stock.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends on our common stock in the foreseeable future.  We are required under the Certificate of Designation relating to our Series A preferred stock to accumulate dividends to holders of our Series A preferred stock at a rate initially equivalent to $725 per share annually.

No dividends may be paid upon our common stock unless all accumulated and unpaid dividends have been paid on the Series A preferred stock.  Other than the payment of dividends on our Series A preferred stock, our board presently intends to retain all earnings, if any, for use in our business operations.

The issuance of our common stock upon a fundamental change of our Series A preferred stock would have a dilutive effect on the then holders of our common stock.

Upon the occurrence of a fundamental change (as defined in the certificate of designation of our Series A preferred stock) holders of our Series A preferred stock will have the right to require us to purchase all of their respective shares of our Series A preferred stock.  We will have the option to pay for those shares either in cash or in our common stock valued at a discount of 5% from the market price of our common stock.  The issuance of our common stock at a discount to the market price of our common stock would have a dilutive effect on the then holders of our common stock.

The right of holders to cause us to repurchase shares of our Series A preferred stock upon a fundamental change may be subject to our obligation to repay or repurchase any future indebtedness, such as credit facilities or debt securities, in connection with a fundamental change.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of common stock issued upon exercise of options or warrants or conversion of the Series A preferred stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline, which may negatively impact your investment.  In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders.  Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock or our Series A preferred stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms.  If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume limitations in response to market and other factors.  As the price of our common stock on The Nasdaq Global Market constantly changes, it is impossible to predict whether the price of our common stock or interest rates will rise or fall.  Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors.  In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements.  We have based these statements on our current expectations and projections about future events.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements.  These risks and uncertainties include those set forth under ‘‘Risk Factors.’’ The forward-looking statements include, among others, statements about:

•	the development and commercialization schedule for our fuel cell technology and products;

•	the expected cost competitiveness of our fuel cell technology and products;

•	rapid technological change;

•	our intellectual property;

•	the timing and availability of our products;

•	our business strategy; and

•	general economic conditions.

Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus, might not occur.

FINANCIAL RATIOS

Our net losses were insufficient to cover combined fixed charges and preferred stock dividends in each of the years in the five-year period ended December 31, 2006 and in the six months ended June 30, 2007.  Because of these deficiencies, the ratio information is not applicable.  The extent to which earnings were insufficient to cover combined fixed charges and preferred stock dividends is shown below.  Amounts shown are in thousands.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2007
			(unauditied)
Deficiency of earnings available to cover combined fixed charges and preference dividends	$(10,305)	$(9,837)	$(15,662)	$(18,550)	$(33,047)	$(17,074)

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for working capital and general corporate purposes, which may include building additional automated lines for production of our fuel cell Power Pack product.  When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities and we will have significant discretion in the use of any net proceeds.  Pending application of the net proceeds for the specified purposes, we expect to invest the proceeds in interest-bearing accounts and short-term, interest-bearing securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 43,500,000 shares of common stock, par value $.01 per share, of which 35,053,364 shares were issued and outstanding on September 30, 2007, and 10,000 shares of preferred stock, par value $.01 per share, issuable in one or more series designated by our board of directors, of which 5,750 shares of 7.25% Series A Cumulative Convertible Perpetual Preferred Stock were issued and outstanding on September 30, 2007.  In addition, as of September 30, 2007, there were outstanding options to purchase 2,166,000 shares of our common stock and warrants to purchase 65,000 shares of our common stock and 497,500 shares of our common stock were available for future issuance under our stock option plans.  At October 1, 2007, there were 422 holders of record of our common stock.

The following summary describes the material terms of our capital stock.  The description of capital stock is qualified by reference to our restated certificate of incorporation, our restated bylaws, and the certificate of designation for our 7.25% Series A Cumulative Convertible Perpetual Preferred Stock, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

The holders of our common stock have one vote per share.  Holders of our common stock are not entitled to vote cumulatively for the election of directors.  Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any of our preferred stock then outstanding.  Dividends consisting of shares of our common stock may be paid to holders of shares of common stock.

Other Rights

In the event of our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any of our preferred stock then outstanding, the holders of shares of our common stock are entitled to share ratably in all assets available for distribution.  Holders of shares of our common stock have no preemptive rights or rights to convert their shares of our common stock into any other securities.  There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and

•	whether or not the shares of such series shall be convertible, and, if so, the terms and conditions upon which shares of such series shall be convertible.

To date, our board of directors has designated 5,750 of the 10,000 authorized shares of preferred stock as 7.25% Series A Cumulative Convertible Perpetual Preferred Stock.  The annual cash dividend on each share of Series A Preferred Stock is $725 and is payable quarterly, in arrears.  Each share of Series A Preferred Stock is convertible at the holder’s option at any time into 347.2222 shares of our common stock (which is equivalent to an initial conversion price of $28.80 per share).  On or after November 20, 2009, if the closing price of our common stock exceeds 150% of the conversion price for 20 trading days during any consecutive 30 trading day period, we may cause the conversion of the Series A Preferred Stock into common stock at the prevailing conversion rate.  The terms of the Series A Preferred Stock preclude us from paying dividends or making other distributions on our common stock if there are any accumulated and unpaid dividends on the Series A Preferred Stock.  The Series A Preferred Stock is not being offered pursuant to this prospectus.

You should refer to the certificate of designation and prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

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the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.  Holders of preferred stock will not have any preemptive rights.

Dividend Rights

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, dividends in additional shares of preferred stock or cash dividends at the rates and on the dates set forth in the related certificate of designation and prospectus supplement.  Dividend rates may be fixed or variable or both.

Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination.  Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors.  Dividends on preferred stock may be cumulative or noncumulative, as specified in the related certificate of designation and prospectus supplement.  If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock.  When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other.  In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.  No interest will be paid in connection with any dividend payment or payments which may be in arrears.

Unless otherwise set forth in the related certificate of designation and prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the certificate of designation and prospectus supplement relating to the series of preferred stock.  If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.  After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets.  Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Redemption

Any series of preferred stock may be redeemable in whole or in part at our option.  In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund.  The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related certificate of designation and prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the related certificate of designation and prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share.  We may pay the redemption price in cash, stock or any of our other securities, as specified in the related certificate of designation and prospectus supplement.  If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable.  From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Conversion Rights

The related certificate of designation and prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other security.  As described under “Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

Voting Rights

The related certificate of designation and prospectus supplement will state any voting rights of that series of preferred stock.  Unless otherwise indicated in the related certificate of designation and prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote.  Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Permanent Global Preferred Securities

A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement.  For most series of preferred stock, the depositary will be DTC.  A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form.  Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.  These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Anti-Takeover Provisions

Provisions of our Certificate of Incorporation and By-Laws

A number of provisions of our restated certificate of incorporation, as amended, and by-laws concern matters of corporate governance and the rights of shareholders.  Some of these provisions, including, but not limited to, the inability of shareholders to take action by unanimous written consent, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further shareholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which shareholders may deem to be in their best interests.  If takeover attempts are discouraged, temporary fluctuations in the market price of shares of our common stock, which may result from actual or rumored takeover attempts, may be inhibited.  These provisions, together with the ability of the board of directors to issue preferred stock without further shareholder action, could also delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if the removal or assumption would be beneficial to our shareholders.  These provisions could also discourage or inhibit a merger, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of our common stock.  The board of directors believes these provisions are appropriate to protect our interests and the interests of our shareholders.  The board of directors has no present plans to adopt any further measures or devices which may be deemed to have an ‘‘anti-takeover effect.’’

Delaware Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination,’’ except under certain circumstances, with an ‘‘interested shareholder’’ for a period of three years following the date such person became an ‘‘interested shareholder’’ unless:

•
before such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder;

•
upon the consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•
at or following the time such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of 662/3% of the outstanding voting stock of the corporation which is not owned by the interested shareholder.

The term ‘‘interested shareholder’’ generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested shareholder status, owned, 15% or more of a corporation’s outstanding voting stock.  The term ‘‘business combination’’ includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested shareholder.  Section 203 makes it more difficult for an ‘‘interested shareholder’’ to effect various business combinations with a corporation for a three-year period.  The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders.  A Delaware corporation may ‘‘opt out’’ of Section 203 with an express provision in its original certificate of incorporation or any amendment thereto.  Our certificate of incorporation does not contain any such exclusion.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time.  The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a new senior indenture.  Subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indentures and the subordinated indentures are sometimes referred to in this prospectus as the indentures.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The forms of our senior and subordinated indentures are filed as exhibits to the registration statement of which this prospectus forms a part.  The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations.  The senior debt securities will rank equally with any of our other senior and unsubordinated debt.  The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities.  Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.  Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered.  These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities on which principal will be payable;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•
whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•
the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•
our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•
any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depository for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•
if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•
the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount; and

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.  The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.  The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.  The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions.  However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

Unless otherwise specified in the applicable prospectus supplement, under the subordinated indenture, “senior indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

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the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

•	all of our capital lease obligations or attributable debt (as defined in the indentures) in respect of sale and leaseback transactions;

•
all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

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all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior indebtedness does not include:

•
any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor;

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

•	any obligations with respect to any capital stock;

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any indebtedness incurred in violation of the indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer’s certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

•	any of our indebtedness in respect of the subordinated debt securities.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of our company, whether voluntary or involuntary or in bankruptcy;

•	insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full.  If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•
we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the indentures;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “events of default” under the indentures with respect to each series of debt securities:

•	we default for 30 consecutive days in the payment when due of interest on the debt securities;

•	we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided with respect to securities of that series.

Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.  Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.  Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series.  Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.  We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except in all cases as otherwise provided in the relevant indenture) (“legal defeasance”) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.  As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred.  Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture.  In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer’s certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders.  We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture.  However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•
reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•
waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

•	make any debt security payable in money other than that stated in the debt securities;

•
make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

•	waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

•
except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

•	make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

•	make any change in the preceding amendment and waiver provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time.  Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series.  All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement.  We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC.  In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•
we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

•
we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

•	there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination.  Transfers and exchanges of such debt securities will only be permitted in such minimum denomination.  Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures.  Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws, except to the extent the Trust Indenture Act is applicable.

Trustee

The trustee or trustees under the indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities.  These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates.  While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.  If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.  Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for, or other rights that contractually permit, the purchase of equity or debt securities in one or more series.  We may issue warrants independently or together with equity or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement.  We may enter into the warrant agreement with a warrant agent.  We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased, if not United States dollars;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.  Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M.  Eastern Time on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement.  We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.  If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as warrant agent for more than one issue of warrants.  A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised.  Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price.  From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units.  The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.  The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to our company, any underwriting discounts and other items constituting underwriters’ compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

Underwriters

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement.  If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement.  If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Dealers and Agents

If dealers are used in an offering, we may sell the securities to the dealers as principals.  The dealers then may resell the securities to the public at varying prices, which they determine at the time of resale.  The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement.  Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Direct Sales

We may sell securities directly to one or more purchasers without using underwriters or agents.

Dealers and agents named in a prospectus supplement may be deemed underwriters within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.  We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to require our contribution to any payments which they may be required to make under underwriting or other agreements.  The terms of any indemnification provisions will be set forth in a prospectus supplement.  Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date.  We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors.  The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery.  The underwriters and other agents will not be responsible for the validity or performance of contracts.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq National Market.  We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering.  If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market.  In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 appearing in Medis Technologies Ltd.’s annual report on Form 10-K for the year ended December 31, 2006, and Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934.  In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information with respect to our company and the securities offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.  Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement or incorporated by reference to the registration statement.  Each such statement is qualified in all respects by such reference to such exhibit.

The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549.  You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at:  http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  Our SEC File Number is 0-30391.  The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.  The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

•	our Current Report on Form 8-K filed with the SEC on January 8, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 21, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 13, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 25, 2007;

•	our Current Report on Form 8-K filed with the SEC on May 8, 2007;

•	our Current Report on Form 8-K filed with the SEC on June 7, 2007;

•	our Current Report on Form 8-K filed with the SEC on June 19, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 2, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 14, 2007;

•	our Current Report on Form 8-K filed with the SEC on August 20, 2007;

•	the definitive proxy statement relating to our 2007 Annual Meeting of Stockholders filed with the SEC on April 30, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated.  “Incorporation by reference” means that we are disclosing important information to you by referring to those documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents).  Requests should be directed to:  Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.